SCHEDULE 14A INFORMATION
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                          (Amendment No.    )

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  Definitive Additional Materials
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                           TECO Energy, Inc.
 ......................................................................
           (Name of Registrant as Specified In Its Charter)
 ......................................................................
  (Name of Person(s) filing Proxy Statement if other than the Registrant)

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   computed pursuant to Exchange Act Rule 0-11 ( Set forth the amount
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   .......................................................



TECO ENERGY, INC.




                                                         March 7, 1996

               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON APRIL 17, 1996






   The Annual Meeting of the Shareholders of TECO Energy, Inc. will be held at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on Wednesday, April 17, 1996 at 11:30 a.m., for the following purposes:

   1.    To elect six directors.

   2.    To approve the 1996 Equity Incentive Plan.

   3. To consider and act on such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on February 16, 1996 will be entitled to vote at the meeting and at any adjournments thereof.

   Even if you plan to attend the meeting, you are requested to mark, sign and date the enclosed proxy and to return it promptly in the accompanying envelope. If you attend the meeting and wish to vote in person, your proxy will not be used.

                                                       By order of the
Board of Directors,



                                                         R. H. Kessel,
Secretary












TECO ENERGY, INC.
P.O. Box 111   Tampa, Florida 33601   (813) 228-4111



                           TECO ENERGY, INC.
                  P.O. Box 111, Tampa, Florida 33601

                            PROXY STATEMENT

   The enclosed proxy is solicited on behalf of the Board of Directors of TECO Energy, Inc. (the Corporation ) to be voted at the Annual Meeting of Shareholders of the Corporation to be held at the time and place and for the purposes set forth in the foregoing notice. This p r o xy statement and the enclosed proxy are being mailed to shareholders beginning on or about March 7, 1996.



                         VOTING OF SECURITIES

   As of February 16, 1996, the record date for the determination of shareholders entitled to vote at the meeting, the Corporation had outstanding 116,960,307 shares of Common Stock, $1 par value ( Common Stock ), the only class of stock of the Corporation outstanding and entitled to vote at the meeting. The holders of Common Stock are entitled to one vote for each share registered in their names on the record date with respect to all matters to be acted upon at the meeting.

   The presence at the meeting, in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum. Abstentions and broker non-votes will be considered as shares present for purposes of determining the presence of a quorum.

   A shareholder giving a proxy may revoke it at any time before it is exercised at the meeting by filing with the Secretary of the Corporation a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

   Shares represented by valid proxies received will be voted in the manner specified on the proxies. If no instructions are indicated on the proxy, the proxy will be voted for the election of the six nominees for director named below and for the approval of the 1996 Equity Incentive Plan.

   The affirmative vote of a majority of the Common Stock of the Corporation represented at the meeting in person or by proxy will be required to elect directors and to approve the 1996 Equity Incentive Plan. For each of these matters, (i) abstentions will be considered as represented at the meeting and, therefore, will be the equivalent of a negative vote and (ii) broker non-votes will not be considered as represented at the meeting.



                         ELECTION OF DIRECTORS

   The Corporation s Bylaws provide for the Board of Directors to be divided into three classes, with each class to be as nearly equal in




number as possible. As the term of one class of directors expires, their successors are elected for a term of three years at each annual meeting of shareholders. Mr. Sovey has been nominated for a term expiring in 1997, and Messrs. Ausley, Ferman, Hendrix, Ryan and Welch have been nominated for a term expiring in 1999. Each nominee has consented to serve if elected. If any nominee is unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may designate.

      The following table contains certain information as to the nominees and each person whose term of office as a director will continue after the meeting. Information on the share ownership of each of these individuals is included under Share Ownership below.












































                                            Principal Occupation During                                Present
                                                Last Five Years and                       Director      Term
       Name                 Age             Other Directorships Held(1)                    Since(1)     Expires

Girard F. Anderson          63       President and Chief Operating Officer,                 1994         1998
                                     TECO Energy, Inc.; formerly Executive
                                     Vice President-Utility Operations, TECO
                                     Energy, Inc. and President and Chief
                                     Operating Officer, Tampa Electric Company

*DuBose Ausley              58       Chairman, Macfarlane, Ausley, Ferguson &               1992         1996
                                     McMullen (attorneys), Tallahassee, Florida;
                                     formerly President, Ausley, McMullen, McGehee,
                                     Carothers & Proctor, P.A. (attorneys),
                                     Tallahassee, Florida; also a director of Sprint
                                     Corporation and Capital City Bank Group Inc.

 Sara L. Baldwin            64       Private Investor; formerly Vice President,             1980         1997
                                     Baldwin and Sons, Inc. (insurance agency),
                                     Tampa, Florida

 Hugh L. Culbreath          74       Retired; formerly Chairman of the Board,               1971         1997
                                     TECO Energy, Inc. and Tampa Electric
                                     Company

*James L. Ferman, Jr.       52       President, Ferman Motor Car Company, Inc.              1985         1996
                                     (automobile dealerships), Tampa, Florida;
                                     also a director of The Bank of Tampa and its
                                     holding company, The Tampa Banking Company

 Edward L. Flom             66       Retired; formerly Chairman of the Board                1980         1997
                                     and Chief Executive Officer, Florida Steel
                                     Corporation (production and fabrication
                                     of steel products), Tampa, Florida; also
                                     a director of Outback Steakhouse, Inc.

 Henry R. Guild, Jr.        67President and Director, Guild, Monrad &                      1980         1997
                                     Oates, Inc. (private trustees and family
                                     investment advisers), Boston, Massachusetts

 Timothy L. Guzzle          59       Chairman of the Board and Chief                        1988         1998
                                     Executive Officer, TECO Energy, Inc.;
                                     also a director of NationsBank Corporation

*Dennis R. Hendrix         56        Chairman of the Board and formerly Chief               1995         1996
                                     Executive Officer and President, Panhandle
                                     Eastern Corporation (interstate gas pipeline),
                                     Houston, Texas; also a director of Texas Eastern
                                     Products Pipeline Company, general partner of
                                     TEPPCO Partners, LP, a publicly traded limited
                                     partnership








                                            Principal Occupation During                                Present
                                                Last Five Years and                       Director      Term
       Name                 Age             Other Directorships Held(1)                    Since(1)     Expires


*Robert L. Ryan             52       Senior Vice President and Chief Financial              1991         1996
                                     Officer, Medtronic, Inc. (medical devices
                                     manufacturer), Minneapolis, Minnesota;
                                     formerly Vice President-Finance, Union
                                     Texas Petroleum Holdings, Inc. (independent
                                     oil and gas exploration and production),
                                     Houston, Texas; also a director of Riverwood
                                     International Corporation and Inter-Regional
                                     Financial Group, Inc.

*William P. Sovey          62        Vice Chairman and Chief Executive Officer              1996         1996
                                     and formerly President and Chief Operating
                                     Officer, Newell Co. (consumer products),
                                     Freeport, Illinois; also a director of Acme
                                     Metals Co.

 J. Thomas Touchton         57       Managing Partner, The Witt-Touchton                    1987         1998
                                     Company (private investment partnership),
                                     Tampa, Florida; also a director of 19
                                     Merrill Lynch-sponsored mutual funds

 John A. Urquhart           67       President, John A. Urquhart Associates                 1991         1998
                                     (management consultants), Fairfield,
                                     Connecticut and Vice Chairman and
                                     Director of Enron Corp. (diversified
                                     natural gas company), Houston, Texas;
                                     formerly Senior Vice President, G. E.
                                     Industrial & Power Systems, General Electric
                                     Company; also a director of Hubbel Inc. and
                                     Aquarion Company

*James O. Welch, Jr.        64       Retired; formerly Vice Chairman, RJR                   1976         1996
                                     Nabisco, Inc. and Chairman, Nabisco Brands,
                                     Inc.; also a director of Kmart Corporation
                                     and Vanguard Group of Investment Companies

____________
*Nominee for election as director

(1) All of the directors of the Corporation also serve as directors of Tampa Electric Company, and the period of service shown includes service on Tampa Electric Company's Board prior to the formation of the Corporation on January 15, 1981. On April 15, 1981, the Corporation became the corporate parent of Tampa Electric Company as a result of a reorganization.

   The Board of Directors held five meetings in 1995. All directors attended at least 75% of the meetings of the Board and Committees on which they served.






   The Corporation has standing Audit and Compensation Committees of the Board of Directors. It does not have a Nominating Committee. The Compensation Committee, which met four times in 1995, is currently composed of Mrs. Baldwin and Messrs. Guild, Urquhart and Welch
(Chairman).    The  Audit  Committee,  which  met  twice  in  1995, is
currently composed of Messrs. Ferman, Flom, Ryan and Touchton (Chairman). For additional information about the Compensation
Committee  and  the  Audit  Committee,  see  "Executive  Compensation
C o m pensation  Committee  Report  on  Executive  Compensation    and
 Information Concerning Auditors and Audit Committee  below.

   Macfarlane, Ausley, Ferguson & McMullen, of which Mr. Ausley is the Chairman, rendered legal services to the Corporation during 1995.


Compensation of Directors

   Directors who are not employees or former employees of the Corporation or any of its subsidiaries are paid an annual retainer of $27,000 and attendance fees of $750 for each meeting of the Board of the Corporation, $750 for each meeting of the Board of Tampa Electric Company and $1,000 for each meeting of a Committee of the Board on which they serve. Directors may elect to defer these amounts with earnings credited at either the 90-day U.S. Treasury bill rate or a rate equal to the total return on the Corporation's Common Stock.

   The Corporation has an agreement with Mr. Culbreath under which he will provide consulting services to the Corporation through December 31, 2000 for compensation at a rate of $175,000 per year. Mr. Culbreath served as Chief Executive Officer of the Corporation until April 1989 and retired as an employee in April 1990 at which time the consulting relationship commenced. The agreement provides a severance benefit (in the event of termination of Mr. Culbreath s consultancy following a change in control of the Corporation) equal to the total compensation that would have been payable over the remaining term of the agreement. This benefit is payable under the same circumstances as the benefits described under "Executive Compensation Employment and Severance Agreements" below and will be reduced to the extent that such benefit, taking into account any other compensation provided by the Corporation, would not be deductible by the Corporation pursuant to Section 280G of the Internal Revenue Code.

   1991 Director Stock Option Plan. The Corporation has a Director Stock Option Plan in which all non-employee directors participate. The plan provides automatic annual grants of options to purchase shares of Common Stock to each non-employee director serving on the Board at the time of grant. The exercise price is the fair market value of the Common Stock on the date of grant, payable in whole or in part in cash or Common Stock. The plan provides for an initial grant of options for 10,000 shares to each new director and an annual grant of options for 2,000 shares to each continuing director. Grants are made on the first trading day of the Common Stock after each annual meeting of shareholders. The options are exercisable immediately and expire ten years after grant or earlier as provided in the plan following termination of service on the Board.




   Directors    Retirement  Plan. All directors who have completed 60
months of service as a director and who are not employees or former employees of the Corporation or any of its subsidiaries are eligible to participate in a Directors Retirement Plan. Under this plan, a retired director or his or her surviving spouse will receive a monthly retirement benefit at the rate of $20,000 per year. Such payments will continue for the lesser of the number of months the director served as a director or 120 months, but payments will in any event cease upon the death of the director or, if the director s spouse survives the director, the death of the spouse.

                            SHARE OWNERSHIP

   The following table sets forth information with respect to all persons who are known to the Corporation to be the beneficial owner of more than five percent of the outstanding Common Stock as of December 31, 1995.

     Name and Address                Shares    Percent of Class
Franklin Resources, Inc.
("Franklin")                     6,410,550 (1)       5.5%
777 Mariners Island Blvd.
San Mateo, California  94404

(1) Franklin's ownership information is based on its Schedule 13G filed with the Securities and Exchange Commission, dated February 12, 1996, which reported that Franklin had sole voting power over 6,406,150 of these shares and shared investment power over all of these shares.

     The following table sets forth the shares of Common Stock beneficially owned as of January 31, 1996 by the Corporation s directors and nominees, its executive officers named in the summary compensation table below and its directors and executive officers as a group. Except as otherwise noted, such persons have sole investment and voting power over the shares. The number of shares of the
Corporation s Common Stock beneficially owned by any director or executive officer or by all directors and executive officers as a group does not exceed 1% of such shares outstanding at January 31, 1996.

      Name                Shares (1)                        Name                        Shares (1)

Girard F. Anderson         144,368   (2)(3)           Robert L. Ryan                      20,000   (10)
DuBose Ausley               21,527                    William P. Sovey                     1,000
Sara L. Baldwin             20,918   (4)              J. Thomas Touchton                  22,000   (11)
Hugh L. Culbreath           75,825   (5)              John A. Urquhart                    19,452   (12)
James L. Ferman, Jr.        26,185   (6)              James O. Welch, Jr.                 26,600   (13)
Edward L. Flom              20,784   (7)              Keith S. Surgenor                  102,429   (2)(14)
Henry R. Guild, Jr.        121,604   (8)              Roger H. Kessel                    138,975   (2)
Timothy L. Guzzle          243,756   (2)(9)           Alan D. Oak                         98,723   (2)(15)
Dennis R. Hendrix            2,500                    All directors and executive
                                                      officers as a group (18 persons) 1,071,821   (2)(16)





 (1) The amounts listed include the following shares that are subject to options granted under the Corporation s stock option plans: Mr. Ausley, 16,000 shares; Mrs. Baldwin and Messrs. Culbreath, Ferman, Flom, Guild, Ryan, Touchton and Welch, 18,000 shares each; Mr. Urquhart, 15,200 shares; Mr. Guzzle, 140,000 shares; Mr. Anderson, 112,000 shares; Mr. Surgenor, 77,000 shares; Mr. Kessel, 137,000 shares; Mr. Oak, 69,000 shares; and all directors and executive officers as a group, 725,200 shares.
 (2)  The  amounts  listed include the following shares that are held by  benefit  plans of the Corporation for an officer s account:
      Mr. Guzzle, 1,756 shares; Mr. Anderson, 8,448 shares; Mr. Surgenor, 2,332 shares; Mr. Kessel, 1,975 shares; Mr. Oak, 9,593 shares; and all directors and executive officers as a group, 24,104 shares.
 (3) Includes 800 shares owned by Mr. Anderson s wife, as to which shares he disclaims any beneficial interest.
 (4)  Includes  350 shares held by a trust of which Mrs. Baldwin is a trustee.
 (5) Includes 8,000 shares owned by Mr. Culbreath s wife, as to which shares he disclaims any beneficial interest.
 (6) Includes 2,584 shares owned jointly by Mr. Ferman and his wife. Also includes 881 shares owned by Mr. Ferman s wife, as to which shares he disclaims any beneficial interest.
 (7) Includes 1,596 shares owned by Mr. Flom s wife, as to which shares he disclaims any beneficial interest.
 (8)  Includes  101,204 shares held by trusts of which Mr. Guild is a
      trustee.    Of these shares, 49,825 are held for the benefit of
      Mr. Culbreath and are also included in the number of shares beneficially owned by him.
 (9) Includes 20,000 shares owned by a Revocable Living Trust of which Mr. Guzzle is a trustee.
(10)  Includes 2,000 shares owned jointly by Mr. Ryan and his wife.
(11) Includes 4,000 shares owned by a Revocable Living Trust of which Mr. Touchton is the sole trustee.
(12) Includes 1,000 shares owned by Mr. Urquhart's wife, as to which shares he disclaims any beneficial interest.
(13) Includes 2,000 shares owned by a charitable foundation of which Mr. Welch is a trustee.
(14) Includes 8,996 shares owned jointly by Mr. Surgenor and his wife.
(15) Includes 20,130 shares owned by a Revocable Living Trust of which Mr. Oak's wife is the sole trustee.
(16) Includes a total of 13,580 shares owned jointly with spouses. Also includes a total of 12,277 shares owned by spouses, as to which shares beneficial interest is disclaimed.

                 SHAREHOLDER RETURN PERFORMANCE GRAPH
   The following graph shows the cumulative total shareholder return on the Corporation s Common Stock on a yearly basis over the five-year period ended December 31, 1995, and compares this return with that of the S&P 500 Composite Index and the S&P Electric Utilities Index. The





graph assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1990 and that all dividends were reinvested.






                          (PERFORMANCE GRAPH APPEARS HERE)











                                                December 31,

                                     1990  1991  1992  1993  1994  1995

             TECO Energy, Inc.       $100  $130  $136  $154  $145  $192
             S&P Electric            $100  $130  $138  $155  $135  $177
             Utilities Index

             S&P 500 Index           $100  $130  $140  $155  $157  $215


                        EXECUTIVE COMPENSATION

        Compensation Committee Report On Executive Compensation

   The Compensation Committee of the Board of Directors, composed entirely of independent, non-employee directors, recommends to the Board the compensation of executive officers and administers the Corporation's stock option plan. The objective of the Corporation's compensation program is to enhance shareholder value by attracting and retaining the talent needed to manage and build the Corporation's businesses. The Committee seeks, therefore, to provide compensation
o p portunities that are competitive and link the interests of shareholders and executives.














   T h e C o mpensation Committee, with the assistance of the Corporation's outside consultant, Towers Perrin, conducted in 1995 a comprehensive review of all of the components of the Corporation's executive compensation program. Given the increasingly competitive and complex environment in which the Corporation must operate and the marketplace for the executive talent required for future success, the Committee and the Board decided that general industry (as opposed to the electric utility industry or a blend of that industry and general industry) provides the appropriate market references for targeting executive compensation. The components of the Corporation's executive compensation program, base salary, annual incentive awards and long-term incentive awards, are described below.

   Base  Salary.  The Corporation's salary structure for its executive
o f f icers utilizes various salary grade ranges and associated midpoints. It is designed to provide each executive with a fixed a m o u nt of annual compensation that is competitive with the marketplace. In 1995 and as part of the aforesaid comprehensive compensation review, each executive officer was assigned to a salary grade by the Board, on the recommendation of the Committee, based on the officer's experience level and scope of responsibility and the market assessment by Towers Perrin of the median base compensation paid to executives with similar positions in general industry by organizations having comparable revenues. The Committee recommended and the Board approved a salary increase in 1995 for the CEO, taking into account the midpoint of the CEO's assigned salary grade and the Committee's subjective evaluation of the CEO's individual performance. After this increase, the CEO's base salary was approximately 90% of the midpoint of his assigned salary grade.

   Annual Incentive Awards. The Corporation has an annual incentive program intended to encourage actions that contribute to improved operating and financial results which provides for incentive awards based on the achievement of corporate and individual performance goals. If the net income for the year targeted in the Corporation's business plan is achieved, awards can range up to 60% of the midpoint of the salary range for the CEO, 50% and 45% for the other named executive officers and lower percentages for other officers. These percentages were set in connection with the aforesaid comprehensive compensation review and likewise reflected the market assessment by Towers Perrin of annual incentive compensation in general industry. Under the Corporation's program, additional payments of up to 50% of the target awards may be made if the net income target is exceeded; lesser amounts may be paid if the target is not achieved, but only if the Corporation s net income exceeds the threshold designated for that year. The Board retains discretion to vary awards in extraordinary circumstances to avoid unduly penalizing or rewarding management.

   The 1995 objectives for all the executive officers under the incentive program included overall operating and financial performance targets measured by the Corporation's net income and the Corporation's return on equity. One-half of the CEO s 1995 target award was based on these factors. Additional quantitative targets were used for some of the other executive officers including, in the case of certain





officers, targets relating specifically to the performance of the companies for which they have chief operating responsibility.

   In addition to measuring performance against the 1995 quantitative targets, the Committee evaluated each executive s performance against qualitative objectives. These objectives focused on aspects of the Corporation s business that directly related to the executive officer's individual responsibilities. One-half of the CEO s 1995 target award was based on these qualitative objectives which were, in his case, to provide the leadership necessary for the growth and d e velopment of the Corporation and to manage effectively the Corporation s external relations. The Committee's review consisted of a subjective evaluation of his performance, with a significant focus
o n long-term strategies to increase earnings while preserving financial strength. Based on this evaluation and the achievement of the 1995 net income and return on equity objectives, the CEO received an incentive award of 75% of the midpoint of his salary grade.

   Long-Term Incentive Awards. The long-term component of the Corporation s incentive compensation program has consisted of the grant of non-transferable stock options. The options are designed to create a mutuality of interest with shareholders by motivating the CEO and the other executive officers and key personnel to manage the Corporation s business so that the shareholders investment will grow in value over time. The Committee s policy has been to award each year about 400,000 options, or one-tenth of the total options available under the 1990 Equity Incentive Plan, and to limit individual awards to ranges based on an annual study by Towers Perrin comparing option grants to salary levels in general industry. The Committee does not normally consider the amount of an individual's outstanding or previously granted options in determining the size of the grant. The 60,000 options granted to the CEO in 1995 reflected these policies and, as in the case of the other executive officers, the results of the Committee s review of his performance conducted when it considered his base salary for 1995. In accordance with the provisions of the 1990 Equity Incentive Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth in share value of the Corporation s Common Stock.

   As part of its comprehensive review, the Committee considered the market assessment by Towers Perrin which indicated that the long-term incentive component of the Corporation's executive compensation program is significantly lower than general industry levels. In January 1996, the Committee recommended that the Corporation close this gap by supplementing the traditional grants of stock options with grants of restricted stock that normally would vest at retirement. In related action, the Committee recommended the establishment of stock ownership guidelines of five times base salary for the CEO and three times base salary for the other executive officers. These guidelines would allow the executives five years to acquire this amount of stock and would not recognize stock options as shares owned. Shareholders are being asked to approve at the annual meeting an amendment and restatement of the Corporation's 1990 Equity Incentive Plan that would




permit the type of grant, and facilitate the implementation of the ownership guidelines, recommended by the Committee. See "Approval of the 1996 Equity Incentive Plan" below.

   The Corporation's severance agreements with its executive officers previously contained a provision that reduced any benefit payable to the officer in connection with termination of employment following a change in control to the extent that payment of such benefit, taking into account any other compensation provided by the Corporation, would not be deductible by the Corporation pursuant to Section 280G of the Internal Revenue Code. In connection with its comprehensive review of the Corporation's executive compensation program, the Committee determined that the limitation on benefits associated with Section 280G was impairing the retention incentive these severance agreements were designed to provide. Accordingly, the Committee recommended, and the Board approved, amendments to these severance agreements to (i) remove the limitation on benefits associated with Section 280G and
(ii) provide for an additional payment to the executive officers to compensate for any taxes imposed by the application of the excise tax associated with that Section. See "Executive Compensation Employment and Severance Agreements" below.

   With respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code, the Corporation does not expect to have any significant amount of compensation exceeding the $1-million limitation. Accordingly, the Committee has recommended that the Corporation continue to structure its executive compensation program to meet the objectives described in this report, rather than modifying it to achieve a relatively small decrease in its federal income tax liability. Outstanding stock options granted under the Corporation's 1990 Equity Incentive Plan will not be subject to the limitation under applicable regulations, and the proposed 1996 Equity Incentive Plan is designed to maintain the exclusion for any additional options that may be granted to employees covered by Section 162(m).


                                By the Compensation Committee,

                                James O. Welch, Jr. (Chairman)
                                Sara L. Baldwin
                                Henry R. Guild, Jr.
                                John A. Urquhart







   The following tables set forth certain compensation information for the Chief Executive Officer of the Corporation and each of the four other most highly compensated executive officers of the Corporation and its subsidiaries.





                                               Summary Compensation Table

                                                                                  Long-Term
                                                  Annual                        Compensation
                                                  Compensation                     Awards
                                                                                                    All Other
Name and                                                  Other Annual        Shares Underlying     Compen-
Principal Position          Year     Salary     Bonus   Compensation (1)      Options/SARs(#)(2)    sation(3)

Timothy L. Guzzle           1995    $493,750  $415,000       $50,925              60,000           $ 31,092
Chief Executive             1994     468,750   384,000                            40,000             28,703
Officer                     1993     443,750   194,000                            40,000             28,267

Girard F. Anderson          1995     368,750   240,000        48,611              40,000             30,094
President and Chief         1994     320,461   275,000                            24,000             25,076
Operating Officer (4)       1993     284,750   110,000                            24,000             23,290

Keith S. Surgenor           1995     272,500   195,000        45,664              25,000             17,994
President and Chief         1994     215,376   225,000                            12,000             13,728
Operating Officer of        1993     179,500    60,000                            12,000             11,986
Tampa Electric
Company (4)

Roger H. Kessel             1995     238,500   135,000        44,765              17,000              9,052
Senior Vice President-      1994     228,750   150,000                            14,000             10,257
General Counsel             1993     219,750    80,000                            14,000             10,417

Alan D. Oak                 1995     225,000   135,000        44,264              17,000             14,432
Senior Vice President-      1994     201,750   130,000                            13,000             12,905
Finance                     1993     192,875    74,000                            13,000             12,843

(1) Participants in the Corporation's company car program received a one-time cash payment in connection with its elimination in 1995. The amount set forth includes this payment, which in the case of the named executive officers was $40,890.

(2) Limited stock appreciation rights were awarded in tandem with the options granted. See note (2) under Option/SAR Grants in Last Fiscal Year below.

(3) The reported amounts for 1995 consist of $924 of premiums paid by the Corporation to the Executive Supplemental Life Insurance Plan for each of the named executive officers, with the balance in each case being employer contributions under the TECO Energy Group Retirement Savings Plan and Retirement Savings Excess Benefit Plan.

(4) Prior to July 19, 1994, Mr. Anderson served as Executive Vice President-Utility Operations and President of Tampa Electric C o mpany and Mr. Surgenor served as Vice President-Human Resources.






                                         Option/SAR Grants in Last Fiscal Year


                                                     Individual Grants


                             Number of           % of Total
                               Shares            Options/SARs      Exercise                          Grant
                             Underlying           Granted to        or Base                           Date
                            Options/SARs         Employees in        Price         Expiration        Present
Name                      Granted(#)(1)(2)       Fiscal Year      Per Share          Date          Value(3)

Timothy L. Guzzle              60,000               12.29         $  20.75          4/03/05        $ 236,799

Girard F. Anderson             40,000                8.19            20.75          4/03/05          157,866

Keith S. Surgenor              25,000                5.12            20.75          4/03/05           98,666

Roger H. Kessel                17,000                3.48            20.75          4/03/05           67,093

Alan D. Oak                    17,000                3.48            20.75          4/03/05           67,093

(1) The options are exercisable beginning on the date of grant, April 3, 1995.

(2) An equal number of stock appreciation rights which can only be exercised during limited periods following a change in control of the Corporation ( LSAR s) were awarded in tandem with the options granted in 1995. Upon exercise of an LSAR, the holder is entitled to an amount based upon the highest price paid or offered for Common Stock during the 30-day period preceding a c h ange in control of the Corporation, as defined under "Employment and Severance Agreements" below. The exercise of an option or an LSAR results in a corresponding reduction in the other.

(3) The values shown are based on the Black-Scholes valuation model and are stated in current annualized dollars on a present value b a sis. The key assumptions used for purposes of this calculation include the following: (a) a 7.5% discount rate; (b) a volatility factor based upon the average trading price for the 36-month period ending December 31, 1994; (c) a dividend factor based upon the 3-year average dividend paid for the period ending December 31, 1994; (d) the 10-year option term; and (e) the closing price of the Corporation's Common Stock on December 31, 1994. The present value of the options reported has been calculated by multiplying $20.75, the share price on the date of grant, by 0.1902, the Black-Scholes valuation factor, and by the number of shares underlying the options granted. The actual value an executive may realize will depend upon the extent to which the stock price exceeds the exercise price on the date the option is exercised. Accordingly, the value, if any, realized by an executive will not necessarily be the value determined by the Black-Scholes model.




                                Aggregated Option/SAR Exercises in Last Fiscal Year and
                                            Fiscal Year-End Option/SAR Value
                                                                        Number of           Value of
                                                                    Shares Underlying      Unexercised
                                                                       Unexercised        In-The-Money
                                                                       Options/SARs        Options/SARs
                                                                      at Year-End(#)       at Year-End

                          Shares Acquired             Value           Exercisable/        Exercisable/
Name                       on Exercise(#)          Realized($)        Unexercisable       Unexercisable
           >
Timothy L. Guzzle                0                      0               220,000/0       $ 1,210,000/0
Girard F. Anderson             24,000                 150,000           112,000/0           548,749/0

Keith S. Surgenor                0                      0                91,000/0           603,563/0
Roger H. Kessel                  0                      0               137,000/0         1,127,248/0

Alan D. Oak                      0                      0                69,000/0           381,220/0

                                                     Pension Table

   The following table shows estimated annual benefits payable under the Corporation s pension plan arrangements for the named executive officers other than Messrs. Guzzle and Kessel.

                                                    Years of Service

                                  5               10               15              20 or More
Final Three Years
Average Earnings

$200,000  . . . . . . . . .    $ 30,000         $ 60,000          $ 90,000          $120,000
 250,000  . . . . . . . . .      37,500           75,000           112,500           150,000
 300,000  . . . . . . . . .      45,000           90,000           135,000           180,000
 350,000  . . . . . . . . .      52,500          105,000           157,500           210,000
 400,000  . . . . . . . . .      60,000          120,000           180,000           240,000
 450,000  . . . . . . . . .      67,500          135,000           202,500           270,000
 500,000  . . . . . . . . .      75,000          150,000           225,000           300,000
 550,000  . . . . . . . . .      82,500          165,000           247,500           330,000
 600,000  . . . . . . . . .      90,000          180,000           270,000           360,000
 650,000  . . . . . . . . .      97,500          195,000           292,500           390,000
 700,000  . . . . . . . . .     105,000          210,000           315,000           420,000
 750,000  . . . . . . . . .     112,500          225,000           337,500           450,000

   The annual benefits payable to each of the named executive officers are equal to a stated percentage of such officer's average earnings for the three years before his retirement multiplied by his number of years of service, up to a stated maximum. The amounts shown in the table are based on 3% of such earnings and a maximum of 20 years of service. The amounts payable to Mr. Guzzle are based on 6% of earnings and a maximum of 10 years of service, and the amounts payable to Mr. Kessel are based on 5% of earnings and a maximum of 9 years of service.





   The earnings covered by the pension plan arrangements are the same as those reported as salary and bonus in the summary compensation table above. Years of service for the named executive officers are as follows: Mr. Guzzle (8 years), Mr. Anderson (36 years), Mr. Surgenor (7 years), Mr. Kessel (6 years) and Mr. Oak (22 years). The pension benefit is computed as a straight-life annuity commencing at the officer's normal retirement age and is reduced by the officer s Social Security benefits. The normal retirement age is 62 for Messrs. Guzzle, Anderson and Kessel and 63 for Messrs. Surgenor and Oak. The pension plan arrangements also provide death benefits to the surviving spouse of an officer equal to 50% of the benefit payable to the officer. If the officer dies during employment before reaching his normal retirement age, the benefit is based on the officer's service as if his employment had continued until such age. The death benefit is payable for the life of the spouse. If Mr. Guzzle's employment is terminated by the Corporation without cause or by Mr. Guzzle for good reason (as such terms are defined in Mr. Guzzle's employment agreement referred to below), his age and service for purposes of determining benefits under the pension plan arrangements are increased by two years.


Employment and Severance Agreements

   The Corporation has severance agreements with the named executive officers under which payments will be made under certain circumstances following a change in control of the Corporation. A change in control means in general the acquisition by any person of 30% or more of the Common Stock, the change in a majority of the directors or the approval by the shareholders of a merger or consolidation of the Corporation in which the Corporation's shareholders do not have majority voting power in the surviving entity or of the liquidation or sale of the assets of the Corporation. Each of these officers is required, subject to the terms of the severance agreements, to remain in the employ of the Corporation for one year following a potential change in control (as defined) unless a change in control earlier occurs. The severance agreements provide that in the event employment is terminated by the Corporation without cause (as defined) or by one of these officers for good reason (as defined) following a change in control, the Corporation will make a lump sum severance payment to the
o f ficer of three times annual salary and bonus. Upon such termination, the severance agreements also provide for: (i) a cash payment equal to the additional retirement benefit which would have been earned under the Corporation s retirement plans if employment had continued for three years following the date of termination and (ii) participation in the life, disability, accident and health insurance plans of the Corporation for such period except to the extent such benefits are provided by a subsequent employer. In addition, these officers will receive a payment to compensate for the additional taxes, if any, payable on the benefits received under the severance agreements and any other benefits contingent on a change in control as a result of the application of the excise tax associated with Section 280G of the Internal Revenue Code.






   The Corporation has an employment agreement with Mr. Guzzle providing that if his employment is terminated by the Corporation without cause or by Mr. Guzzle for good reason, he will receive benefits similar to those provided under the severance agreements described above based upon a level of two times annual salary and bonus and a two-year benefit continuation period. Consistent with his employment agreement, Mr. Guzzle's 1995 option grant provides for a two-year exercise extension period in the event of such a termination. The Corporation also has an agreement with Mr. Kessel providing for a minimum base salary of $189,000 and salary continuation payments for one year in the event of termination by the Corporation without cause.


                            APPROVAL OF THE
                      1996 EQUITY INCENTIVE PLAN

General

   On January 17, 1996, the Board of Directors adopted, subject to shareholder approval, the 1996 Equity Incentive Plan (the "Plan") as an amendment and restatement of the Corporation's 1990 Equity Incentive Plan (the "1990 Plan"). If the Plan is approved by shareholders, the Plan will supersede the 1990 Plan and no additional grants will be made thereunder. The rights of the holders of outstanding options under the 1990 Plan will not be affected. The purpose of the Plan is to attract and retain key employees of the Corporation, to provide an incentive for them to achieve long-range performance goals and to enable them to participate in the long-term growth of the Corporation. The Plan will continue to be administered by a committee (the "Committee") of not less than three independent, non-employee members of the Board of Directors, currently the
Compensation Committee. The Committee may grant awards to any employee of the Corporation or its affiliates who is capable of contributing significantly to the successful performance of the Corporation. As of February 16, 1996, approximately 110 key employees were eligible to participate in the Plan.
























Proposed Amendments to the 1990 Plan

   Approval of the Plan would amend the 1990 Plan to (a) increase the number of shares of Common Stock subject to grants by 3,750,000 shares, (b) expand the types of awards available to be granted and
(c) specify a limit on the maximum number of shares with respect to which stock options and stock appreciation rights ("SARs") may be made to any participant under the Plan. The Board of Directors believes
(I)  the  increase  in  shares  is  needed to ensure that a sufficient number of shares are available to be issued under the Plan in the future and (ii) the additional types of awards available under the P l a n will provide broad flexibility needed to meet changing circumstances in the structuring of appropriate equity incentives for key employees of the Corporation. For example, the Compensation Committee has recommended the addition of restricted stock awards to bring the long-term incentive component of the Corporation's executive compensation program up to general industry levels, and the amendment to the Plan would permit this type of grant. See "Executive Compensation Compensation Committee Report on Executive Compensation" above.

Shares Subject to Awards

   As of February 16, 1996, 1,935,700 shares were available for awards under the 1990 Plan. The proposed Plan would add 3,750,000 shares, bringing the total number of shares available for awards under the
Plan to 5,685,700, or less than 5% of the Corporation's outstanding shares, as of February 16, 1996. The number and kind of shares are subject to adjustment to reflect stock dividends, recapitalizations or other changes affecting the Common Stock. If any outstanding or future award under the 1990 Plan or the Plan expires or is terminated unexercised or settled in a manner that results in fewer shares outstanding than were initially awarded, the shares which would have been issuable will again be available for award under the Plan. The closing price of the Common Stock on the New York Stock Exchange on February 16, 1996 was $26.50 per share.

Description of Awards

   The 1990 Plan currently provides for the granting of awards in the form of stock options and stock appreciation rights ("SARs"). In addition to these awards, the amendment to the 1990 Plan would allow stock grants and other awards measured by the value of the Common Stock. As amended, the Plan would provide the following three basic types of awards:

     Stock  Grants.    The  Committee  may  make  stock grants for no
   consideration, for such minimum consideration as may be required by applicable law or for such other consideration as the Committee may determine. Stock grants may include without limitation shares subject to forfeiture ("restricted stock"), grants conditioned upon a t t a inment of performance criteria ("performance shares"), restricted stock where vesting accelerates upon attainment of performance criteria ("performance-accelerated restricted stock") and outright stock grants ("bonus stock"). With respect to any stock grant, the Committee has full discretion to determine the





   number of shares subject to the grant and the terms and conditions of the grant.

     Stock  Options.    The  Committee  may grant options to purchase
   Common Stock. Stock options may include without limitation incentive stock options eligible for special tax treatment ("ISOs"), options not entitled to such tax treatment ("nonstatutory stock options"), options where the exercise price is adjusted to reflect market changes ("indexed stock options"), options that become exercisable based on attainment of performance criteria ("performance-vested stock options"), options where exercisability is accelerated upon attainment of performance criteria ("performance-accelerated stock options") and options that entitle the optionee to an additional option grant at current fair market value to replace shares used to exercise the options ("reload stock options"). The Committee will determine the option price, term and exercise period of each option granted, provided that the option price may not be less than the fair market value of the Common Stock on the date of grant. An option may be exercised by the payment of the option price in whole or in part in cash or, to the extent permitted by the Committee, by delivery of a promissory note or shares of Common Stock owned by the participant valued at fair market value on the date of delivery, or such other lawful consideration as the Committee may determine.

     Stock  Equivalents.    The  Committee  may make awards where the
   amount to be paid to the participant is based on the value of the Common Stock. Stock equivalents may include without limitation payments based on the full value of the Common Stock ("phantom stock"), payments based on the value of the Common Stock upon attainment of performance criteria ("performance units"), rights to receive payments based on dividends paid on the Common Stock ("dividend equivalents") and SARs where the participant receives payment equal in value to the difference between the exercise price of the award and the fair market value of the Common Stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs granted in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the Common Stock on the date of grant or, in the case of a tandem SAR, the exercise price of the related option. The provision of the 1990 Plan specifically authorizing tandem SARs exercisable only during limited periods following a change in control of the Corporation is not included in the Plan because the broader authority to grant stock equivalents under the Plan is intended to include authority to grant this type of SAR. The Committee also has discretion to grant any other type of stock equivalent award and to determine the terms and conditions of payment of the award and whether payment values will be settled in whole or in part in cash or other property, including Common Stock.

   Awards under the Plan may contain such terms and conditions not inconsistent with the Plan as the Committee in its discretion approves. The Committee has discretion to administer the Plan in the manner which it determines, from time to time, is in the best interest




of the Corporation. For example, the Committee will fix the terms of stock options, stock grants and stock equivalents and determine whether, in the case of options and SARs, they may be exercised immediately or at a later date or dates. Awards may be granted subject to conditions relating to continued employment and restrictions on transfer. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant's rights or cash settlement upon a change in control of the Corporation. The terms and conditions of awards need not be the same for each participant. The foregoing examples illustrate, but do not limit, the manner in which the Committee may exercise its authority in administering the Plan.

   The maximum aggregate number of shares subject to stock options or SARs that may be granted under the Plan to a participant in any calendar year will not exceed 1,000,000 shares. This limit is intended to qualify stock options and SARs granted under the Plan as performance-based compensation that is not subject to the $1 million limit on deductibility for federal income tax purposes of compensation paid to certain senior officers.

   The foregoing summary of the Plan is qualified by reference to the full text of the Plan attached as Appendix A to this proxy statement.

Amendment

   The Board has authority to amend the Plan subject to any shareholder approval that the Board determines is necessary or advisable. The Committee has authority to amend outstanding awards, including changing the date of exercise and converting an incentive stock option to a nonstatutory option, if the Committee determines that such actions would not adversely affect the participant. The Plan has no expiration date.

Federal Income Tax Consequences Relating to Stock Options

     Incentive Stock Options. An optionee does not realize taxable income upon the grant or exercise of an ISO under the Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss and (b) no deduction is allowed to the Corporation for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee. If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a "disqualifying disposition") then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof and (b) the Corporation is entitled to deduct such amount for federal income tax purposes. Any further gain realized is taxed as a short-term or long-term capital gain and does




not result in any deduction to the Corporation. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.
     Nonstatutory Stock Options. No income is realized by the optionee at the time a nonstatutory option is granted. Upon exercise,
(a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any deduction by the Corporation.

     The Board of Directors recommends a vote FOR this proposal.

          INFORMATION CONCERNING AUDITORS AND AUDIT COMMITTEE

     The Audit Committee reviews the scope of the audit procedures followed by the independent accountants and the results of their yearly audit, including the audited financial statements. The Committee also reviews the Corporation s internal auditing policies and procedures and the adequacy of the system of internal accounting and financial controls. After its review of the yearly audit, the Committee recommends the independent accountants to be appointed for the following year.

     Based on the Audit Committee s recommendation in April 1995, the Board reappointed Coopers & Lybrand L.L.P. to serve as independent accountants and to audit the Corporation s financial statements for 1995. Consistent with past procedures, independent accountants for the current fiscal year will be appointed by the Board at its April 1996 meeting.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders and to be available to respond to appropriate questions. They will also have the opportunity to make a statement if they so desire.


                  DEADLINE FOR SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the 1997 Annual Meeting of Shareholders must be received on or before November 1, 1996 for inclusion in the Corporation s proxy materials relating to that meeting. Any such proposals should be sent to: Secretary, TECO Energy, Inc., P.O. Box 111, Tampa, Florida 33601.



  ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND NOMINATIONS

     The Bylaws of the Corporation provide that in order for a shareholder to bring business before or propose director nominations at an annual meeting, the shareholder must give written notice to the Secretary of the Corporation not less than 90 days before the meeting. The notice must contain specified information about the proposed




business or each nominee and the shareholder making the proposal or nomination. If the annual meeting is scheduled for a date that is not within ten days of the third Tuesday in April and notice thereof is mailed to shareholders or publicly disclosed less than 100 days in advance, the notice given by the shareholder must be received no later than the tenth day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.


                        SOLICITATION OF PROXIES

     In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile or in person by regular employees of the Corporation. The Corporation has also retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of $6,000 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing this proxy statement, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock, will be paid by the Corporation.

                             OTHER MATTERS

     The Board of Directors does not know of any business to be presented at the meeting other than the matters described in this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.































                                                            APPENDIX A
                           TECO ENERGY, INC.
                      1996 EQUITY INCENTIVE PLAN

1.   Purpose.

     The purpose of the TECO Energy, Inc. 1996 Equity Incentive Plan (the "Plan") is to attract and retain key employees of TECO Energy, Inc. (the "Company") and its affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by the granting of awards ("Awards") of, or based on, the Company's common stock, $1.00 par value (the "Common Stock"). The Plan is an amendment and restatement of the Company's 1990 Equity Incentive Plan (the "1990 Plan"). No provision of the Plan will affect the rights and privileges of holders of outstanding options under the 1990 Plan.

2.   Administration.

     The Plan will be administered by a committee of not less than three members of the Board of Directors of the Company appointed by the Board to administer the Plan (the "Committee"). Each member of the Committee will be a "disinterested person" or the equivalent within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), and an "outside director" within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Committee will select those persons to receive Awards under the Plan ("Participants") and will determine the terms and conditions of all Awards. The Committee will have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it from time to time considers advisable, and to interpret the provisions of the Plan. The Committee's decisions will be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee will fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant.

3.   Eligibility.

     All employees of the Company (or any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee) capable of contributing significantly to the successful performance of the Company, other than an employee who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4.   Stock Available for Awards.

     (a)  Amount.   Subject to adjustment under subsection (b), Awards
may be made under the Plan for up to 3,750,000 shares of Common Stock,






together with all shares of Common Stock available for issue under the 1990 Plan on the effective date of the Plan. If any Award (including any Award under the 1990 Plan) expires or is terminated unexercised or is forfeited or settled in a manner that results in fewer shares outstanding than were awarded, the shares subject to such Award, to the extent of such expiration, termination, forfeiture or decrease, will again be available for award under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company will not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

     (b) Adjustment. In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other change affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of incentive stock options to any limitation required under the Code) will equitably adjust any or all of (i) the number and kind of shares for which Awards may be made under the Plan,
(ii)  the  number and kind of shares subject to outstanding Awards and
(iii) the exercise price with respect to any of the foregoing. In making such adjustments, the Committee may ignore fractional shares so that the number of shares subject to any Award will be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment.

     (c) Limit on Individual Grants. The maximum number of shares of Common Stock subject to Stock Options and SARs that may be granted to any Participant in the aggregate in any calendar year will not exceed 1,000,000 shares, subject to adjustment under subsection (b).

5.   Types of Awards.

     (a) Stock Grants. The Committee may make awards of shares of Common Stock ("Stock Grants") upon such terms and conditions as the Committee determines. Stock Grants may include without limitation restricted stock, performance shares, performance-accelerated restricted stock and bonus stock. Stock Grants may be issued for no cash consideration, such minimum consideration as may be required by applicable law or such other consideration as the Committee may determine.

     (b) Stock Options. The Committee may grant options ("Stock Options") to purchase shares of Common Stock at an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant and upon such terms and conditions as the Committee determines. Stock Options may include w i thout limitation incentive stock options, nonstatutory stock options, indexed stock options, performance-vested stock options,






p e rformance-accelerated stock options and reload options. No incentive stock option may be granted under the Plan more than ten years after the effective date of this restatement of the Plan. Payment of the exercise price may be made in cash or, to the extent permitted by the Committee at or after the grant of the Stock Option, in whole or in part by delivery of a promissory note or shares of Common Stock owned by the optionee, including Stock Grants, or by retaining shares otherwise issuable pursuant to the Stock Option, in each case valued at fair market value on the date of delivery or retention, or such other lawful consideration as the Committee may determine.

     (c) Stock Equivalents. The Committee may grant rights to receive payment from the Company based in whole or in part on the value of the Common Stock ("Stock Equivalents") upon such terms and conditions as the Committee determines. Stock Equivalents may include w i t hout limitation phantom stock, performance units, dividend equivalents and stock appreciation rights ("SARs"). SARs granted in tandem with a Stock Option will terminate to the extent that the related Stock Option is exercised, and the related Stock Option will terminate to the extent that the tandem SARs are exercised. An SAR will have an exercise price determined by the Committee of not less than 100% of the fair market value of the Common Stock on the date of grant, or of not less than the exercise price of the related Stock
Option in the case of an SAR granted in tandem with a Stock Option. The Committee will determine at the time of grant or thereafter whether Stock Equivalents are to be settled in cash, Common Stock or other securities of the Company, other Awards or other property.

6.   General Provisions Applicable to Awards.

     (a) Fair Market Value. The fair market value of the Common Stock or any other property will be the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

     (b) Reporting Person Limitations. Notwithstanding any other provision of the Plan, to the extent required to qualify for the exemption provided by Rule 16b-3 under the Exchange Act, Awards made to a person subject to Section 16 of the Exchange Act will not be transferable by such person other than by will or the laws of descent and distribution and are exercisable during such person's lifetime
o n l y by such person or by such person's guardian or legal representative. If then permitted by Rule 16b-3, such Awards will also be transferable pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder.

     (c) Documentation. Each Award under the Plan will be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee






considers necessary or advisable to achieve the purposes of the Plan. These terms and conditions may include without limitation performance criteria, vesting requirements, restrictions on transfer and payment rules. The Committee may establish the terms and conditions at the time the Award is granted or may provide that such terms and conditions will be determined at any time thereafter.

     (d) Committee Discretion. Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

     (e) Dividends and Cash Awards. In the discretion of the Committee, any Award under the Plan may provide the Participant with
(i) dividends or dividend equivalents payable currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an Award.

     (f) Termination of Employment. The Committee will determine the effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant's legal representative, guardian or beneficiary may receive payment of an Award or exercise rights thereunder. A Participant may designate a beneficiary in a manner determined by the Committee. In the absence of an effective designation, a Participant's beneficiary will be the Participant's estate.

     (g) Change in Control. In order to preserve a Participant's rights under an Award in the event of a change in control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the change in control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the change in control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to the Participant and in the best interests of the Company.

     (h) Loans. The Committee may authorize the making of loans or cash payments to Participants in connection with the grant or exercise of any Award under the Plan, which loans may be secured by any security, including Common Stock, underlying such Award, and which may be forgiven upon such terms and conditions as the Committee may establish at the time of such loan or at any time thereafter.






     (i) Withholding Taxes. The Participant will pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at fair market value on the date of delivery or retention. The Company and its affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

     (j) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

     (k) Amendment of Award. The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type and changing the date of exercise or realization, provided that the Participant's consent to such action will be required unless the action, taking into account any related action, would not adversely affect the Participant.

7.   Miscellaneous.

     (a) No Right To Employment. No person will have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder will be deemed to give any employee the right to continued employment or to limit the right of the Company to discharge any employee at any time.

     (b) No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award except as otherwise provided in the applicable Award.

     (c)  Effective  Date.    The  Plan will be effective on April 17,
1996.

     (d) Amendment of Plan. The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board determines to be necessary or advisable, provided that the Participant's consent will be required for any amendment, suspension or termination that would adversely affect the rights of the Participant under any outstanding Award.







     (e) Governing Law. The provisions of the Plan will be governed by and interpreted in accordance with the laws of Florida.























































                                                                 APPENDIX B

                           TECO Energy, Inc.
                          1996 Annual Meeting
                       Wednesday April 17, 1996

                              TECO Plaza

                       702 North Franklin Street

                            Tampa, Florida

Attached below is a proxy card for the 1996 Annual Meeting of Shareholders of TECO Energy, Inc.

Please  detach  the proxy card and mark the boxes to indicate how your
shares  should  be  voted.    Sign  and  return  your proxy as soon as
possible in the enclosed postage-paid envelope.

           Enhanced Shareholder Services Telephone System

We are pleased to announce that effective March 31, 1996 a new toll-free shareholder services telephone system will be available through our Transfer Agent, Boston EquiServe. The new system will provide shareholders with touch-tone phone access to certain routine account information and TECO Energy news 24 hours a day, seven days of the week. Shareholder service representatives will be available for those shareholders with rotary dial phones or those wishing to speak to a representative during normal business hours, Monday through Friday 9:00 a.m. to 6:00 p.m., simply by staying on the line or by pressing
 0".

Please see the back of this notice for instructions for using this service.

Effective March 31, 1996 Shareholder Services Toll Free Number:

                            (800) 650-9222

     DETACH HERE                                  DETACH HERE


















                                                            APPENDIX B

/X/  PLEASE MARK VOTES AS IN THIS EXAMPLE.


1. ELECTION OF DIRECTORS
THE BOARD RECOMMENDS A VOTE FOR ALL NOMINEES.
Instructions - To vote against any individual nominee(s), mark Box (c) and write the name(s) of such nominee(s) above the line provided below.

NOMINEES: C.D. Ausley, J.L. Ferman, Jr., D.R. Hendrix, R.L. Ryan, W.P. Sovey and J.O. Welch, Jr.

/  / (A)   FOR ALL NOMINEES           /  / (B)AGAINST ALL NOMINEES

/  / (C)
           FOR ALL NOMINEES EXCEPT


/  / MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW


2.   PROPOSAL TO APPROVE THE 1996 EQUITY INCENTIVE PLAN.
THE BOARD RECOMMENDS A VOTE FOR THE PROPOSAL.

/  / FOR                              /  / AGAINST

/  / ABSTAIN

     IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO SPECIFICATION IS MADE, FOR PROPOSALS 1 AND 2.

PLEASE SIGN AND MAIL THIS PROXY TODAY.

INSTRUCTIONS - Signatures should correspond exactly with the name or names of Shareholders as they appear on this proxy. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full titles. Execution on behalf of corporations should be by a duly authorized officer and on behalf of partnerships by a general partner or in the firm name by another duly authorized person.

Signature:__________Date____      Signature:___________Date_____












                                                            APPENDIX B

How to use the enhanced TECO Energy Shareholder Services line:

When you dial 1-800-650-9222 you may select an option by pressing the corresponding number on your touch-tone phone. If you have a rotary dial phone or if you need to speak to an operator, just stay on the line or press 0" and your call will be answered.

Options available:
* To hear TECO Energy s current quarterly financial results or dividend information, Press 1

* To request information about your share balance, dividend payments, dividend reinvestment share balance or to request a duplicate 1099, Press 2

* To enroll in the TECO Energy dividend reinvestment program, request information regarding transferring your stock or request electronic deposit of dividend payments, Press 3

* To establish or change your personal identification number, Press 4

* To hear further information on using the shareholder service system, Press 5

Please have the following information ready when you call:
If you Press 2 or 3 to request information specific to your account or to request materials, you will need to provide your nine digit social security number or tax identification number (TIN); for added security you will then have the option to establish a personal identification number (4 to 8 digits) which can be used along with your tax identification number. Please record this number for future use. Once you establish a personal identification number you must use this number, along with your TIN, every time you want to access account information.



DETACH HERE                                            DETACH HERE

















                                                           APPENDIX B


                           TECO ENERGY, INC.

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, APRIL 17, 1996

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                           TECO ENERGY, INC.

The undersigned hereby constitutes and appoints Hugh L. Culbreath, Henry R. Guild, Jr. and Timothy L. Guzzle and any one or more of them, attorneys and proxies of the undersigned, with full power of substitution to each attorney and substitute, for and in the name of the undersigned to appear and vote all shares of Common Stock of TECO Energy, Inc. standing in the name of the undersigned as of the close of business February 16, 1996, at the Annual Meeting of Shareholders of the Corporation to be held in accordance with notice received at the principal office of the Corporation, TECO Plaza, 702 North Franklin Street, Tampa, Florida, on April 17, 1996 at 11:30 A.M., and at any and all adjournments thereof, with all powers the undersigned would have if personally present, hereby revoking all proxies previously given.



(THIS PROXY IS CONTINUED AND IS TO BE SIGNED ON REVERSE SIDE)
SEE REVERSE SIDE
























